UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2014

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 7, 2014, the Company entered into a Transition and Consulting Agreement with Donald Gaiter, the Company’s Chief of Acquisitions and Strategy. Pursuant to the Transition and Consulting Agreement, Mr. Gaiter will depart from the Company effective April 30, 2014. Notwithstanding his departure, Mr. Gaiter has agreed to serve as a consultant to the Company through October 31, 2014 to assist in the transition of his current responsibilities and in the role of M&A Advisor with respect to any potential acquisitions by the Company. In connection with his consulting services, Mr. Gaiter will receive $1,345.00 per diem for any services provided from time to time, net of a monthly retainer of $2,000.00. Mr. Gaiter is subject to a non-solicitation covenant (as further specified in the Transition and Consulting Agreement) for a one year period following the termination of the Transition and Consulting Agreement. Mr. Gaiter’s transition from employee to consultant will not be a termination of service for the purposes of his outstanding equity awards granted pursuant to the Company’s 2009 Equity Incentive Plan and any subsequent termination, including the expiration of the consulting term, shall be deemed to be a termination of service without “cause” solely for the purpose of certain outstanding equity awards. The foregoing description of the Transition and Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
In addition, as a result of Mr. Gaiter’s departure, Brian F. Lilly, the Company’s Chief Financial Officer, will assume Mr. Gaiter’s responsibilities regarding acquisitions and strategy.
The press release issued by the Company is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Transition and Consulting Agreement, dated April 7, 2014, by and among Donald Gaiter, the Company and NBH Bank, N.A.
99.1	Press release, dated April 8, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

	By:	/s/ Zsolt K. Besskó
Zsolt K. Besskó, Chief Administrative Officer and General Counsel
Date: April 8, 2014